                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

[ ]   Preliminary Proxy Statement        [ ]   Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           J. Alexander's Corporation
                           --------------------------
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     Date Filed:

                           J. ALEXANDER'S CORPORATION
                              3401 WEST END AVENUE
                                    SUITE 260
                                 P.O. BOX 24300
                           NASHVILLE, TENNESSEE 37202

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of J. Alexander's Corporation:

         The Annual Meeting of Shareholders of J. Alexander's Corporation (the "Company") will be held at the Loews Vanderbilt Plaza Hotel, at 2100 West End Avenue, Nashville, Tennessee, at 10:00 a.m., Nashville time, on May 15, 2001 for the following purposes:

         (1) To elect four directors to hold office for a term of one year and until their successors have been elected and qualified;

         (2) To consider and vote upon an amendment to the Company's 1994 Employee Stock Incentive Plan to permit awards to non-employee directors; and

         (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Only shareholders of record at the close of business on March 26, 2001 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

         Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

         We hope very much that you will be able to be with us. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States.


                                      By Order of the Board of Directors



                                      R. GREGORY LEWIS
                                      Secretary


April 2, 2001

                           J. ALEXANDER'S CORPORATION
                              3401 WEST END AVENUE
                                    SUITE 260
                                 P.O. BOX 24300
                           NASHVILLE, TENNESSEE 37202

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 15, 2001

     The enclosed proxy is solicited by and on behalf of the Board of Directors of J. Alexander's Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on May 15, 2001, at 10:00 a.m., Nashville time, at the Loews Vanderbilt Plaza Hotel, Nashville, Tennessee, and at any adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. Copies of the proxy, this Proxy Statement and the attached Notice are being mailed to shareholders on or about April 2, 2001.

     Proxies may be solicited by mail, telephone or telegraph. All costs of this solicitation will be borne by the Company. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

     Shares represented by such proxies will be voted in accordance with the choices specified thereon. If no choice is specified, the shares will be voted FOR the election of the director nominees named herein and FOR the amendment to the 1994 Employee Stock Incentive Plan. The Board of Directors does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.

     A proxy may be revoked by a shareholder at any time before its exercise by attending the meeting and voting in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date.

     Each share of the Company's Common Stock, $.05 par value (the "Common Stock"), issued and outstanding on March 26, 2001 (the "Record Date"), will be entitled to one vote on all matters to come before the meeting. As of the Record Date, there were outstanding 6,859,316 shares of Common Stock.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 26, 2001, certain information with respect to those persons known to the Company to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the "Commission") of more than five percent (5%) of the Common Stock, its only voting security, and with respect to the beneficial ownership of the Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors of the Company as a group (8 persons). Except as otherwise specified, the shares indicated are presently outstanding.


                                                                                                    PERCENTAGE OF
                                                                              AMOUNT OF              OUTSTANDING
                                                                             COMMON STOCK               COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED           STOCK(1)
- ---------------------------------------------------------------------     ------------------        -------------
E. Townes Duncan**...................................................        1,796,046(2)               26.1%
   3401 West End Avenue, Suite 520
   Nashville, TN  37203
Solidus Company......................................................        1,747,846(3)               25.5%
   3401 West End Avenue, Suite 520
   Nashville, TN  37203
Lonnie J. Stout II****...............................................          606,579(4)                8.4%
   3401 West End Avenue, Suite 260
   Nashville, TN 37203
Dimensional Fund Advisors, Inc.......................................          462,700(5)                6.7%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401
KCM Investment Advisors..............................................          460,800(6)                6.7%
     80 E. Sir Francis Drake Boulevard
     Larkspur, CA   94939
R. Gregory Lewis***..................................................           80,921(7)                1.2%
Ronald E. Farmer*** .................................................           58,421(8)                  *
J. Bradbury Reed**...................................................           50,570(9)                  *
J. Michael Moore***..................................................           40,439(10)                 *
Mark A. Parkey***....................................................           35,497(11)                 *
Garland G. Fritts**..................................................           30,800(12)                 *
All directors, nominees and executive officers as a group...........         2,699,273(13)              36.7%

- -----------
*     Less than one percent.
**    Director.
***   Named Officer.
****  Director and Named Officer.

(1) Pursuant to the rules of the Commission, shares of Common Stock which certain persons presently have the right to acquire pursuant to the conversion provisions of the Company's 8 1/4% Convertible Subordinated Debentures Due 2003 ("Conversion Shares") are deemed outstanding for the purpose of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of the other persons shown in the table. Likewise, shares subject to options held by directors and executive officers of the Company which are exercisable within 60 days of March 26, 2001, are deemed outstanding for the purpose of computing such director's or executive officer's percentage ownership and the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to all shares shown.

(2) Includes 10,000 shares issuable upon exercise of certain options held by Mr. Duncan, 1,140 shares that Mr. Duncan holds as custodian for his children, 1,140 shares owned by Mr. Duncan's wife, 5,760 shares that are held in trusts of which Mr. Duncan's wife is trustee, and 1,747,846 shares that are beneficially owned by Solidus Company, a general partnership in which Mr. Duncan is Managing Partner.

(3) Includes 91,700 shares held by Solidus Partners, L.P., a limited partnership of which Solidus Company ("Solidus") is general partner. Solidus shares voting and dispositive power with respect to its shares with Mr. Duncan, its Managing Partner, whose beneficial ownership in such shares is shown above.

(4) Includes 381,920 shares issuable upon exercise of certain options held by Mr. Stout and 7,790 Employee Stock Ownership Plan ("ESOP") shares allocated to Mr. Stout and held by the J. Alexander's Corporation Employee Stock Ownership Trust (the "Trust"), as to which Mr. Stout has sole voting power and shared dispositive power.

(5) Dimensional Fund Advisors, Inc. ("DFA") is a registered investment advisor. Information is based solely on the Schedule 13D filed with the Commission by DFA on February 2, 2001.

(6) KCM Investment Advisors ("KCM") is a registered investment advisor. Information was provided to the Company by KCM on March 22, 2001.

(7) Includes 31,200 shares issuable upon exercise of certain options held by Mr. Lewis and 6,091 ESOP shares allocated to Mr. Lewis and held by the Trust, as to which Mr. Lewis has sole voting power and shared dispositive power.

(8) Includes 22,800 shares issuable upon exercise of certain options held by Mr. Farmer and 2,698 ESOP shares allocated to Mr. Farmer and held by the Trust, as to which Mr. Farmer has sole voting power and shared dispositive power.

(9) Includes 6,150 shares owned by an unrelated party, as to which Mr. Reed has shared dispositive power, and includes 10,000 shares issuable upon exercise of options held by Mr. Reed.

(10) Includes 10,533 shares issuable upon the exercise of certain options held by Mr. Moore and 3,969 ESOP shares allocated to Mr. Moore and held by the Trust, as to which Mr. Moore has sole voting power and shared dispositive power.

(11) Includes 14,000 shares issuable upon the exercise of certain options held by Mr. Parkey and 2,310 ESOP shares allocated to Mr. Parkey and held by the Trust, as to which Mr. Parkey has sole voting power and shared dispositive power.

(12) Includes 8,000 shares issuable upon exercise of certain options held by Mr. Fritts.

(13) Includes 498,453 shares issuable upon exercise of certain options held by the directors and executive officers, and 22,858 ESOP shares allocated to the executive officers and held by the Trust, as to which such officers have sole voting power and shared dispositive power.

         Pursuant to a Stock Purchase and Standstill Agreement between Solidus LLC (predecessor to Solidus Company) and the Company dated March 22, 1999, Solidus purchased 1,086,266 shares of Common Stock for $3.75 per share, for an aggregate purchase price of $4,073,497.50. In addition, Solidus agreed that (i) for a period of seven years, Solidus and its affiliates would not acquire or hold more than 33% of the Company's Common Stock; (ii) for a period of seven years, Solidus and its affiliates would not solicit proxies for a vote of the shareholders of the Company; (iii) for a period of seven years, Solidus and its affiliates would not sell the Company's Common Stock, except to the Company, a person, entity or group approved by the Company or to an affiliate of Solidus;
(iv) the above restrictions on Solidus' ownership and ability to solicit proxies would terminate in the event of certain tender offers or exchange offers, a notice filing with the Department of Justice relating to the acquisition by a third party of more than 15% of the outstanding Common Stock or with the Securities and Exchange Commission relating to the acquisition by a third party of more than 10% of the outstanding Common Stock, the Company's proposing or approving a merger or other business combination, or a change to a majority of the Company's Board of Directors over a two-year period; and (v) Solidus would not exercise rights attributable to the 1,086,266 shares of Common Stock purchased on March 22, 1999, during the Company's rights offering in 1999.

         In addition to the private sale to Solidus, on June 21, 1999, the Company completed a rights offering wherein shareholders of the Company purchased an additional 240,615 shares of common stock at a price of $3.75 per share, which was the same price per share as stock sold in the private sale.

                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

         Four directors are to be elected at the annual meeting for a term of one year and until their successors shall be elected and qualified. Election of directors requires a plurality of the votes cast in such election. It is intended that shares represented by the enclosed proxy will be voted FOR the election of the nominees named in the table set forth below unless a contrary choice is indicated. All of such nominees are presently directors of the Company. Management believes that all of the nominees will be available and able to serve as directors, but if for any reason any should not be available or able to serve, it is intended that such shares will be voted for such substitute nominees as may be proposed by the Board of Directors of the Company. The following schedule includes certain information with respect to each of the nominees.


NAME                                                     BACKGROUND INFORMATION
- ----                                                     ----------------------
E. Townes Duncan..................    Mr. Duncan, 47, has been a director of the Company since May 1989.
                                      Mr. Duncan has been the Managing Partner of Solidus Company (formerly
                                      Solidus, LLC), a private investment firm, since January 1997.  From 1993 to May 1997, Mr. Duncan was the Chairman of the Board and Chief
                                      Executive Officer of Comptronix Corporation, a manufacturer of printed circuit board assemblies ("Comptronix"). From 1985 to 1993, Mr. Duncan was a Vice President and principal of Massey Burch Investment Group, Inc.
                                      Mr. Duncan is also a director of Bright Horizons Family Solutions, Inc.
                                      (formerly CorporateFamily Solutions), a childcare services company.

Garland G. Fritts.................    Mr. Fritts, 71, has been a director of the Company since December 1985.
                                      Since 1993, Mr. Fritts has been a consultant for Fry Consultants, Inc., a management consulting firm. Mr. Fritts was a consultant for McManis
                                      Associates, Inc., a management consulting firm, from 1989 to 1993.

J. Bradbury Reed..................    Mr. Reed, 61, has been a director since May 2000.  Mr. Reed is a member in the law firm of Bass, Berry & Sims PLC and has served in various capacities for that firm since 1964.  Mr. Reed and Bass, Berry & Sims have served as the Company's outside general counsel since the Company's organization in 1971.  Mr. Reed has served as a director of National Commerce
                                      Bancorporation since 1998.

Lonnie J. Stout II................    Mr. Stout, 54, has been a director and a President and Chief Executive
                                      Officer of the Company since May 1986.  Since July 1990, Mr. Stout has also served as Chairman of the Company.  From 1982 to May 1984, Mr.
                                      Stout was a director of the Company, and served as Executive Vice
                                      President and Chief Financial Officer of the Company from October 1981 to May 1984.

         The Board of Directors of the Company held five meetings in 2000. The Board of Directors has an Audit Committee and a Compensation/Stock Option Committee (the "Compensation Committee"). The Members of the Audit Committee are
E. Townes Duncan (Co-Chairman), Garland G. Fritts (Co-Chairman) and J. Bradbury Reed, all of whom are independent within the American Stock Exchange's rules. The Compensation Committee members are E. Townes Duncan (Chairman) and Garland
G. Fritts. The Audit Committee, which held two meetings during 2000, generally meets with the Company's independent auditors to review the Company's consolidated financial statements. It is the function of this committee to ensure that the Company's financial statements accurately reflect the Company's financial position and results of operations. The Compensation Committee is responsible for the periodic review of management's compensation and administration of the Company's stock option plans. The Compensation Committee held one meeting during 2000. The Company's Board of Directors has no standing nominating committee.

         Each of the incumbent directors of the Company attended at least 75% of the aggregate of (i) the total number of meetings held during 2000 by the Board of Directors and (ii) the total number of meetings held during 2000 by all committees of the Board of which he was a member.

CERTAIN PROCEEDINGS

         Mr. Duncan served as Chairman of the Board and Chief Executive Officer, and Mr. Stout served as a director, of Comptronix. Comptronix filed for reorganization under Chapter 11 of the Bankruptcy Code in August 1996. In November 1996, Comptronix sold substantially all of its assets pursuant to an agreement approved by the bankruptcy court. Comptronix distributed all of its remaining assets, including the proceeds from the November 1996 sale, to its creditors pursuant to a plan of liquidation consummated in May 1997.

                             EXECUTIVE COMPENSATION

         The following table provides information as to annual, long-term or other compensation during fiscal years 2000, 1999 and 1998 for the Company's Chief Executive Officer and each of the other executive officers of the Company who were serving as executive officers at December 31, 2000 whose salary and bonus exceeded $100,000 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE


                                                                             LONG-TERM COMPENSATION
                                               ANNUAL COMPENSATION                   AWARDS
                                       -----------------------------------   -----------------------
                                                                             RESTRICTED
                                                              OTHER ANNUAL     STOCK      SECURITIES     ALL OTHER
    NAME AND PRINCIPAL                                        COMPENSATION     AWARDS     UNDERLYING   COMPENSATION
         POSITION              YEAR    SALARY($)   BONUS($)        ($)        ($) (3)     OPTIONS(#)      ($)(8)
- ---------------------------   ------   ---------   --------   ------------   ----------   ----------   ------------
Lonnie J. Stout II.........    2000     281,250       --        12,113(1)     46,755(4)       --         2,301 (9)
     Chairman, President,      1999     277,500       --        11,432           --        180,000       4,384
     Chief Executive           1998     272,500     34,688       9,706           --         50,000       5,388
     Officer, and Director

R. Gregory Lewis...........    2000     144,500       --         11,693(2)     2,103(5)       --         2,796(10)
     Vice-President, Chief     1999     137,500       --         11,432          --           --         4,864
     Financial Officer, and    1998     130,000     16,750        9,706          --         46,800       5,636
     Secretary

Ronald E. Farmer...........    2000     118,000       --         11,693(2)     8,425(6)       --         1,273(11)
     Vice-President,           1999     110,500       --         11,432          --           --         2,623
     Development               1998     103,500     13,375        9,706          --         34,200       3,078

J. Michael Moore...........    2000     109,000       --         11,693(2)     8,425(6)       --         2,205(12)
     Vice-President,           1999     101,500       --         11,432          --           --         3,374
     Human Resources           1998      95,650     12,250        9,706          --         15,800       3,531
     and Administration

Mark A. Parkey.............    2000     102,000       --         11,693(2)     6,315(7)       --         1,565(13)
     Vice-President and        1999     94,500        --         10,149          --           --         2,184
     Controller                1998     85,625      10,938        7,684          --         21,000       2,220

- -----------------
(1) Includes an auto allowance of $11,076 and the $1,037 premium cost of medical insurance.

(2) Includes an auto allowance of $10,656 and the $1,037 premium cost of medical insurance.

(3) The dollar value of the common stock is based on a price per share of $3.63 on February 18, 2000, the Date of Issuance. Amount consists of an equal number of shares of bonus stock and restricted stock, which vests 20% per year on the second through sixth anniversaries of the grant. The stock was issued under the 1994 Employee Stock Incentive Plan under the 1999 Loan Program.

(4) Includes 6,449 shares of bonus stock and 6,449 shares of restricted stock with an aggregate value of $29,827 on December 29, 2000.

(5) Includes 290 shares of bonus stock and 290 shares of restricted stock with an aggregate value of $1,341 on December 29, 2000.

(6) Includes 1,162 shares of bonus stock and 1,162 shares of restricted stock with an aggregate value of $5,374 on December 29, 2000.

(7) Includes 871 shares of bonus stock and 871 shares of restricted stock with an aggregate value of $4,038 on December 29, 2000.

(8) The ESOP shares included in this column for 2000 are valued at $2.3125 per share, the closing price of the Company's common stock on December 29, 2000. The number of ESOP shares included in this column for 2000 is an approximation of the number of shares to be allocated to the participants.

(9) Includes the $936 premium cost of term life insurance maintained for the benefit of Mr. Stout, $600 contributed by the Company to the Company's 401(k) plan on behalf of Mr. Stout, and 331 ESOP shares allocated to Mr. Stout.

(10) Includes the $902 premium cost of term life insurance maintained for the benefit of Mr. Lewis, $1,200 contributed by the Company to the Company's 401(k) plan on behalf of Mr. Lewis and 300 ESOP shares allocated to Mr. Lewis.

(11) Includes the $736 premium cost of term life insurance maintained for the benefit of Mr. Farmer and 232 ESOP shares allocated to Mr. Farmer.

(12) Includes the $680 premium cost of term life insurance maintained for the benefit of Mr. Moore, $1,031 contributed by the Company to the Company's 401(k) plan on behalf of Mr. Moore and 214 ESOP shares allocated to Mr. Moore.

(13) Includes the $636 premium cost of term life insurance maintained for the benefit of Mr. Parkey, $450 contributed by the Company to the Company's 401(k) plan on behalf of Mr. Parkey and 207 ESOP shares allocated to Mr. Parkey.

                        OPTION GRANTS IN LAST FISCAL YEAR

         No stock options were granted to the Named Officers during fiscal 2000. No stock appreciation rights ("SARs") have ever been awarded by the Company.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

         The following table provides information as to options exercised by the Named Officers during fiscal 2000. None of the Named Officers has held or exercised separate SARs. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2000. Also reported are the values for the "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.


                                                    NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED              IN-THE-MONEY
                         SHARES                          OPTIONS AT                     OPTIONS AT
                        ACQUIRED      VALUE          FISCAL YEAR END(#)           FISCAL YEAR END ($)(1)
                           ON        REALIZED   ----------------------------   ---------------------------
NAME                  EXERCISE (#)     ($)      EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -------------------   ------------   --------   -----------    -------------   -----------   -------------
Lonnie J. Stout II       75,000       112,500       371,664           53,336            --              --
R. Gregory Lewis           --           --           38,700           15,600         7,500              --
Ronald E. Farmer           --           --           22,800           11,400            --              --
J. Michael Moore           --           --           10,533            5,267            --              --
Mark A. Parkey             --           --           14,000            7,000            --              --

- -----------------
(1) Amounts reflect the value of outstanding options based on the average of the high and low price of the Company's Common Stock on December 29, 2000 (the last trading day of the year).

SALARY CONTINUATION PLAN

         Since 1978, the Company has provided a salary continuation plan for eligible employees (the "Salary Plan") which will continue to operate in 2001. The Salary Plan generally provides for a retirement benefit of 50% of the employee's salary on the date of entry into the plan with adjustments based on certain subsequent salary increases. The retirement benefit is payable over 15 years commencing at age 65. The Salary Plan also provides that in the event an employee dies while in the employ of the Company after entering the Salary Plan but before retirement, his or her beneficiaries, for a period of one year, will receive 100% of such employee's salary at the applicable time under the Salary Plan. Thereafter, for a period of 10 years, or until such time as the employee would have attained age 65, whichever period is longer, the beneficiaries will receive 50% of such salary yearly. All officers and certain other key employees of the Company with three full years of service are eligible to participate in the Salary Plan, which is generally funded by life insurance purchased by the Company and payable to the Company on the death of the employee. An amount which approximates the cash value of the life insurance policy, or in some cases in which the Company currently self funds the retirement benefit, the cash value of the policy which would have been required to fund the retirement benefit, for each employee vests for the benefit of such employee at the rate of 10% per year for each year of service, including the first three years of service required for eligibility under the Salary Plan, and is payable to such employee upon termination of service with the Company for any reason other than death or retirement at age 65. Directors of the Company who are not also executive officers or employees do not participate in the Salary Plan.

         The estimated annual benefits payable upon retirement at age 65 for each of Messrs. Stout and Lewis are $138,750 and $74,000, respectively. Mr. Farmer is expected to receive $61,000, Mr. Moore is expected to receive $46,650 and Mr. Parkey is expected to receive estimated annual benefits of approximately $49,250 payable upon retirement at age 65. These amounts may be adjusted periodically pursuant to the terms of the Salary Plan.

TERMINATION BENEFITS

         Pursuant to severance benefits agreements with the Company, in the event that Mr. Stout or Mr. Lewis is terminated or resigns after a change in responsibilities, then he will receive an amount equal to 18 months' compensation. Based on current levels of compensation, such amounts would be $427,500 for Mr. Stout and $222,000 for Mr. Lewis.

COMPENSATION OF DIRECTORS

         The directors receive a monthly fee of $833.33 plus a fee of $1,000 for each attended meeting of the Board or Committee.

         Prior to December 31, 2000, pursuant to the 1990 Stock Option Plan for Outside Directors (the "1990 Plan"), each director who was not also an officer or employee of the Company and who was serving in such capacity on October 24, 1989 was granted an option to purchase 10,000 shares of Common Stock and an additional 1,000 shares for each previous full year of service as a director. Each eligible director elected thereafter has been granted an option to purchase 10,000 shares upon election, and all directors have been granted an option to purchase 1,000 shares for each full year of service as a director after 1989 or their later election, as applicable. The per share exercise price of the options granted under the 1990 Plan was the fair market value of the Common Stock on the date the option was granted. Options may no longer be awarded under the 1990 Plan, which expired on December 31, 2000. If Proposal 2 is approved, directors who are not also employees of the Company will be eligible for grants under the 1994 Employee Stock Incentive Plan in 2001 and thereafter. No non-employee director will be eligible for a grant of Incentive Stock Options under the 1994 Employee Stock Incentive Plan.

COMPENSATION COMMITTEE REPORT

         Decisions on compensation of the Company's executive officers are made by the Compensation Committee of the Company's Board of Directors. Each member of the Compensation Committee is a non-employee director. It is the responsibility of the Compensation Committee to determine whether in its judgment the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

Compensation Philosophy and Policies for Executive Officers

         The Compensation Committee believes that the primary objectives of the Company's executive compensation policies should be:

     - to attract and retain talented executives by providing compensation that is, overall, competitive with the compensation provided to executives at companies of comparable size and position in the restaurant industry, while maintaining compensation within levels that are consistent with the Company's overall financial objectives and operating performance;

     - to provide the appropriate incentives for executive officers to work towards the achievement of the Company's annual sales, operating and development targets; and

     - to align the interests of its executive officers more closely with those of its shareholders and the long-term interests of the Company by providing long-term incentive compensation in the form of stock options or other stock-based awards.

         The Compensation Committee believes that the Company's executive compensation policies should be reviewed each year following the time when the financial results of the prior year become final. The policies are reviewed in light of their consistency with the Company's financial performance, the success achieved in meeting its sales and operating performance targets, achieving its overall strategic business plan objectives and its position within the restaurant industry, as well as the compensation policies of similar companies. The compensation of individual executive officers is reviewed annually by the Compensation Committee in light of the executive compensation policies established for that year.

         The Compensation Committee sets the base compensation of its executive officers at a level that it believes appropriate considering the overall strategic direction of the Company, its position within the relative segment of the food service industry in which it operates and the overall responsibilities of each executive officer. The Compensation Committee believes that in addition to corporate performance, it is appropriate to consider in setting and reviewing executive compensation the personal contributions the particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, planning initiatives, development and morale building skills, and other such related factors have been deemed to be important qualitative factors to take into account when considering levels of compensation.

Compensation of Executive Officers

         The Compensation Committee believes that the compensation for each of the Named Officers should consist of a base salary, the potential for an annual bonus and long-term stock-based incentive compensation and has applied the policies described herein to fiscal 2000 compensation for executive officers as described below.

         Base Compensation. Base salaries for the Named Officers are at fixed levels generally between the 25th and 75th percentiles of salaries paid to senior managers with comparable qualifications, experience and responsibility at other corporations engaged in the same or similar businesses as the Company. The Compensation Committee subjectively determined, on the basis of discussions with the Chief Executive Officer and its experience in business generally and with the Company specifically, what it viewed to be appropriate levels of base compensation after taking into consideration each executive's contributions. As a result of this review, increases averaging approximately 5.10% in the base salaries for the Named Officers for fiscal 2000 were made, with specific increases varying from 2.70% to 7.62%, reflecting the Compensation Committee's subjective judgment as to individual contributions to the success of meeting the Company's overall financial objectives and financial performance. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors which it applied subjectively in reaching its base compensation decisions.

         Annual Incentive Compensation. The principal factors in awarding an annual bonus to the Company's executive officers are their ability to increase same store sales, improve corporate operating profits or maintain them at the appropriate levels for the sales achieved, and meet the Company's overall strategic business plan objectives. The Compensation Committee also may consider other factors when awarding annual bonuses, such as the executive's contribution to concept development, improvement in financial performance and the impact the executive officers have on programs that enhance shareholder value.

         The Compensation Committee generally believes that an annual bonus award in the range of 15% to 50% of the executive officer's annual base compensation is appropriate in light of the relatively low to moderate base salary levels. However, in establishing the levels of incentive compensation for 2000, the Compensation Committee did not award any executive officers a bonus because the Company did not achieve certain goals contained in its business plan.

         Long-Term Incentive Compensation. During the Company's fiscal year the Compensation Committee considers the desirability of granting its senior executives long-term incentive compensation in the form of awards under the Company's stock incentive plan. The Compensation Committee believes that its past grants of stock options have successfully focused the Company's management team on building profitability and enhancing shareholder value.

         The Company currently has no set policy as to when stock options should be awarded, although historically the Company has awarded stock options, if any, at the time of the Company's annual compensation review. The Compensation Committee believes that the Company should make it a part of its regular executive compensation policies to consider granting annual awards of stock options to executive officers to provide long-term incentives as part of each executive's annual compensation package. The Compensation Committee also believes that this grant should be made on terms established at the time of the annual review, and that the exercise price of stock options should be the fair market value of the Company's Common Stock on the date of grant. Generally, the Compensation Committee's policy is that stock options should vest gradually over a period of three or more years.

         The Compensation Committee believes that long-term stock-based incentive compensation should be structured so as to closely align the interests of the executives with those of the Company's shareholders. The Compensation Committee determines the award of stock option grants to the executive officers and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term stock-based incentive compensation to the other executive officers. In 2000, the Compensation Committee determined that outstanding grants of stock options to the Named Officers provided sufficient incentive for such persons. Therefore, no additional stock options were granted in 2000 to such persons.

Loan Program

         In 1999, the Company's Board of Directors established a loan program designed to enable eligible employees to purchase shares of the Company's common stock. Under the program eligible participants were permitted to borrow an amount equal to the full price of common stock purchased. The plan authorized $1 million in loans to employees. The employee loans are payable on December 31, 2006, unless repaid sooner pursuant to terms of the loan program. Pursuant to the terms of the loan program, participants received one share of Common Stock and one share of restricted stock under the Company's 1994 Plan for every 20 shares purchased pursuant to the loan program. The restricted stock will vest in 20% increments on the second through sixth anniversaries of the date of issuance.

         The Compensation Committee believes that the loan program, which facilitates employee purchases of Common Stock, more closely aligns employee interests with shareholder interests. Thus, the Compensation Committee approved the participation in the loan program by the Named Officers as listed above including the awards of bonus stock and restricted stock pursuant to the terms of the loan program.

Compensation of Chief Executive Officer

         The Compensation Committee believes that the Chief Executive Officer's compensation is consistent with its general policies concerning executive compensation and is appropriate in light of the Company's financial objectives and performance. Awards of long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other long-term incentive awards.

         In reviewing and approving Mr. Stout's fiscal 2000 compensation package, the Compensation Committee also took into account the Company's operating performance during 1999 and 2000. Mr. Stout received an increase of 2.70% in base compensation which the Compensation Committee determined on a subjective basis to be appropriate, considering the contributions of Mr. Stout and the performance of the Company.

         In addition, in 1999, the Compensation Committee determined that it was appropriate to approve Mr. Stout's participation in the loan program in a principal amount greater than his annual salary amount, pursuant to the terms of the loan program, and also approved related issuances of bonus stock and restricted stock, because of the effect of aligning his interests more closely with those of the shareholders. The transactions under the loan program were completed in 2000.

         Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally prohibits public companies from deducting the Chief Executive Officer's and four other most highly compensated executive officers' compensation, to the extent such compensation exceeds $1 million for any individual officer. Performance-based compensation is not subject to the deduction limit if certain requirements are met. Since the compensation of each of the Company's executive officers is significantly less than $1 million, the Company has not addressed the steps that it would take to structure the performance-based portion of the compensation of its executive officers in a manner that would comply with the statute.


                                                Respectfully submitted,

                                                E. Townes Duncan (Chairman)
                                                Garland G. Fritts

                             AUDIT COMMITTEE REPORT

         The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States. A copy of the Audit Committee charter is attached hereto as Appendix A and incorporated herein by reference.

         In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors' provision of non-audit services to the Company is compatible with the auditors' independence.

         The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee meets with external auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          Respectfully submitted,

                                          E. Townes Duncan        (Co-Chairman)
                                          Garland G. Fritts       (Co-Chairman)
                                          J. Bradbury Reed

         The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PERFORMANCE GRAPH

         The following graph compares the five-year cumulative returns of $100 invested on December 29, 1995 in (a) the Company, (b) the Media General Restaurant Group Industry Index ("MG Group Index"), (c) the Standard & Poor's 500 Index ("S&P 500 Index"), (d) the New York Stock Exchange Market Index ("NYSE Market Index") and (e) the American Stock Exchange Market Index ("AMEX Market Index") assuming the reinvestment of all dividends. Because the Company's Common Stock was listed on the American Stock Exchange on January 2, 2001, the Company determined it was appropriate to include the AMEX Market Index for future performance comparisons and to discontinue the use of the NYSE Market Index.








- ------------------------------------------------------------------------------------------
End of Fiscal Year             1995      1996       1997       1998       1999       2000
- ------------------------------------------------------------------------------------------
J. Alexander's Corporation      100      89.47      50.66      42.11      32.89      24.35
MG Group Index                  100     101.16     104.07     141.71     134.85     128.16
S&P 500 Index                   100     122.96     163.98     210.84     255.22     231.98
NYSE Market Index               100     120.46     158.48     188.58     206.49     211.42
AMEX Market Index               100     105.52     126.97     125.25     156.15     154.23

         PROPOSAL NO. 2: AMENDMENT TO 1994 EMPLOYEE STOCK INCENTIVE PLAN

         The Company's 1994 Employee Stock Incentive Plan was originally adopted by the Company's shareholders on May 10, 1994. The 1994 Plan initially authorized 350,000 shares of Common Stock for issuance. The 1994 Plan was amended in 1997 to authorize an additional 250,000 shares of Common Stock and in 2000 to authorize an additional 400,000 shares of Common Stock, for an aggregate amount of 1,000,000 shares of Common Stock authorized and reserved for issuance pursuant to the 1994 Plan.

GRANTS TO NON-EMPLOYEE DIRECTORS

         The Board of Directors of the Company reviewed the Company's stock-based incentive compensation plans and considered that the 1990 Plan expired on December 31, 2000 and concluded that it is in the best interests of the Company to provide for grants under the 1994 Plan to non-employee directors. The Compensation Committee and the Board believe that a key element of officer, key employee and director compensation is stock-based incentive compensation. Stock-based compensation advances the interests of the Company by encouraging, and providing for, the acquisition of equity interest in the Company by officers, key employees and directors, thereby providing substantial motivation for superior performance and aligning their interest with shareholders of the Company. In order to provide the Company with greater flexibility to adapt to changing economic and competitive conditions, and to implement long-range goals and expansion plans through stock-based compensation strategies which will attract and retain those non-employee directors who are important to the long-term success of the Company, in February 2001 the Board approved the adoption, subject to shareholder approval, of an amendment of the 1994 Plan to permit grants to non-employee directors. The Compensation Committee and Board of Directors believe that the approval of this amendment is essential to further the long-term stability and financial success of the Company by attracting, motivating and retaining qualified non-employee directors through the use of stock incentives.

         A copy of the proposed amendment is attached as Appendix B to this Proxy Statement. If approved by shareholders, the amendment will become effective as of May 15, 2001.

SUMMARY OF THE AMENDMENT

         The amendment permits grants to non-employee directors. The Board of Directors, rather than the Compensation Committee, may make awards under the 1994 Plan to non-employee directors. No Incentive Stock Options may be granted to non-employee directors.

SUMMARY OF MATERIAL PROVISIONS OF THE 1994 PLAN, AS AMENDED

         The proposed amendment is set forth in Appendix B to this Proxy Statement. The following is a summary of the material provisions of the 1994 Plan, as proposed to be amended, and is qualified in its entirety by reference to Appendix B and the text of the 1994 Plan, copies of which may be obtained by contacting R. Gregory Lewis, Secretary, J. Alexander's Corporation, 3401 West End Avenue, Suite 260, P.O. Box 24300, Nashville, Tennessee 37202 (615-269-
1900). Capitalized terms not otherwise defined herein have the meanings given them in the 1994 Plan.

         The total number of shares of Common Stock available for issuance under the 1994 Plan is 1,000,000, of which an aggregate of 775,630 shares had been reserved for issuance pursuant to outstanding options and options to purchase an aggregate of 32,166 shares had been exercised as of the Record Date. In addition, 15,249 shares of bonus stock and 15,249 shares of restricted stock were issued in connection with the loan program. If shares subject to an option under the 1994 Plan cease to be subject to such option, or if shares awarded under the 1994 Plan are forfeited, or otherwise terminate without payment being made to the participant in the form of Common Stock and without the payment of any dividends thereon, such shares will again be available for future distribution under the 1994 Plan. No person is eligible to receive during any one-year period options pursuant to the 1994 Plan to purchase in excess of 200,000 shares of Common Stock. Awards under the 1994 Plan may be made to officers, key employees, including the Named Officers, and directors, of and consultants to the Company and its Subsidiaries and Affiliates. The approximate number of officers, employees and directors currently eligible for awards pursuant to the 1994 Plan is 80.

         The 1994 Plan is administered by the Compensation Committee of the Board. The Committee has the authority to grant any or all of the following types of awards under the 1994 Plan: (1) stock options; (2) SARs; (3) restricted stock; (4) deferred stock; (5) stock purchase rights; and (6) other stock-based awards. Incentive Stock Options ("ISOs") and Non-Qualified Stock Options may be granted for such number of shares as the Committee will determine and may be granted alone, in conjunction with, or in tandem with, other awards under the 1994 Plan, and/or cash awards outside the 1994 Plan. ISOs may be granted only to individuals who are employees of the Company or its Subsidiaries. The Board has the authority to grant any of the above awards, except ISO's, to non-employee directors.

         A Stock Option will be exercisable at such times and subject to such terms and conditions as the Committee will determine and over a term determined by the Committee, but no ISO shall be exercisable more than 10 years after the date of grant (or, in the case of an employee who owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company or any of its subsidiaries (a "10% Employee"), 5 years after the date of grant). The option price for any ISO will not be less than 100% of the Fair Market Value of the Company's Common Stock as of the date of grant (or, in the case of a 10% Employee, not less than 110%). The option price for any Non- Qualified Stock Option will not be less than 50% of such Fair Market Value. Payment of the option price, in the case of an ISO, may be in cash, or, as determined by the Committee, by unrestricted Common Stock having a Fair Market Value equal to the option price. For Non-Qualified Stock Options, payment, as determined by the Committee, may also be made in the form of Restricted Stock or Deferred Stock.

         If an Optionee's employment is involuntarily terminated without Cause, Stock Options will be exercisable for three months following termination or until the end of the option period, whichever is shorter. On the termination of an Optionee's employment by reason of the Disability of the employee, Stock Options will be exercisable within the lesser of the remainder of the option period or three years from the date of such termination of employment in the case of a Non-Qualified Stock Option or one year from the date of such termination in the case of an ISO. On the termination of an Optionee's employment by reason of Normal or Early Retirement, Stock Options will be exercisable within the lesser of the remainder of the option period or three years from the date of such termination of employment in the case of a Non-Qualified Stock Option or three months from the date of such termination in the case of an ISO. On the termination of an Optionee's employment by reason of death, Stock Options will be exercisable by the deceased employee's legal representative within the lesser of the remainder of the option period or one year from the date of the employee's death. Unless otherwise determined by the Committee, only options which are exercisable on the date of termination, death, disability or retirement may be subsequently exercised.

         If there is a "Change in Control" or a "Potential Change in Control," any SARs and limited SARs outstanding for at least six months and any Stock Options which are not then exercisable will become fully exercisable and vested. Similarly, the restrictions and deferral limitations applicable to Restricted Stock, Deferred Stock, Stock Purchase Rights and Other Stock-Based Awards will lapse and such shares and awards will be deemed fully vested. Stock options, SARs, limited SARs, Restricted Stock, Deferred Stock, Stock Purchase Rights and Other Stock-Based Awards, will, unless otherwise determined by the Committee in its sole discretion, be cashed out on the basis of the change in control price, as defined in the 1994 Plan.

         Federal Income Tax Aspects. The following is a brief summary of the Federal income tax aspects of awards made under the 1994 Plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

         1. Incentive Stock Options. The participant generally will recognize no income upon the grant of an ISO and incur no tax on its exercise if the participant is an employee at the time of the exercise or within three months prior to that date (one year if the optionee's employment is terminated due to disability). If Common Stock is issued to a participant pursuant to the exercise of an ISO, and if the participant does not dispose of the shares within two years of the date of grant or within one year after the transfer of the shares to the participant (a "Disqualifying Disposition"), then: (a) upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a long- term capital gain, and any loss sustained will be a capital loss, and (b) no deduction will be allowed to the Company for Federal income tax purposes. The exercise of an ISO will give rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a Disqualifying Disposition of the shares received upon exercise.

         If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally:
(a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and (b) the Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

         Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

         2. Non-Qualified Stock Options. Except as noted below, with respect to non-qualified stock options: (a) no income is realized by the participant at the time the option is granted; (b) generally upon exercise of the option, the participant realizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise, and the Company will be entitled to a tax deduction in the same amount; and (c) at disposition, any appreciation (or depreciation) after the date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares. See "Restricted Stock" for tax rules applicable where the spread value of an option is settled in an award of restricted stock.

         3. Stock Appreciation Rights. No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise, an amount equal to the amount of cash and the fair market value of any shares received. The Company will be entitled to a deduction at the time and in the amount included in the participant's income by reason of the exercise. If the participant receives Common Stock upon exercise of an SAR, the post-exercise appreciation or depreciation will be treated in the same manner discussed above under "Non-Qualified Stock Options."

         4. Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock. However, a participant may elect, under Section 83(b) of the Code within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a deduction or loss for tax purposes in an amount equal only to the purchase price of the forfeited shares regardless of whether he made a Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restriction period expires and the tax basis for such shares will generally be based on the fair market value of such shares on such date. However, if the participant makes an election under Section 83(b), the holding period will commence on the date of grant, the tax basis will be equal to the fair market value of shares on such date (determined without regard to restrictions), and the Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable.

         5. Dividends and Dividend Equivalents. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant, and will be deductible by the Company. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary dividend income to the participant but will not be deductible by the Company.

Options Granted Under the 1994 Plan

         Because awards under the 1994 Plan are at the discretion of the Compensation Committee (or at the discretion of the Board, in the case of awards to non-employee directors), the benefits that will be awarded under the 1994 Plan in the future are not currently determinable. The following table shows as to each of the Named Officers, as to all executive officers of the Company as a group, as to all current non-employee directors as a group, and as to all other employees as a group, the aggregate number of shares of Common Stock subject to options granted under the plan, excluding options that have been canceled or forfeited unexercised, and the weighted average per share exercise price. As of March 26, 2001, the market value of a share of Common Stock based on the closing price for such stock on the American Stock Exchange was $2.00.

                                                                                       AVERAGE EXERCISE PRICE
NAME                                                  OPTIONS (#)                            PER SHARE ($)
- ------------------------------------        -------------------------------        -------------------------------
Lonnie J. Stout II..................                    400,000                                  4.68
R. Gregory Lewis....................                      5,680                                  2.66
Ronald E. Farmer....................                     44,200                                  2.64
J. Michael Moore....................                     21,800                                  2.61
Mark A. Parkey .....................                     27,000                                  2.64
All Executive Officers as a
Group (5 persons)...................                    549,800                                  4.12
Non-Employee Directors..............                         --                                    --
All Other Employees as a Group......                    225,830                                  2.77

VOTE REQUIRED

         The plan amendment will be approved if the number of shares of Common Stock voted in favor of the amendment exceeds the aggregate of the number of abstentions and shares of Common Stock voted against it. The Board of Directors of the Company recommends that shareholders vote FOR this proposal.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Pursuant to a Stock Purchase and Standstill Agreement between Solidus and the Company dated March 22, 1999, Solidus purchased 1,086,266 shares of Common Stock for $3.75 per share, for an aggregate purchase price of $4,073,497.50. In addition, Solidus agreed that (i) for a period of seven years, Solidus and its affiliates would not acquire or hold more than 33% of the Company's Common Stock; (ii) for a period of seven years, Solidus and its affiliates would not solicit proxies for a vote of the shareholders of the Company; (iii) for a period of seven years, Solidus and its affiliates would not sell the Company's Common Stock, except to the Company, a person, entity or group approved by the Company or to an affiliate of Solidus; (iv) the above restrictions on Solidus' ownership and ability to solicit proxies would terminate in the event of certain tender offers or exchange offers, a notice filing with the Department of Justice relating to the acquisition by a third party of more than 15% of the outstanding Common Stock or with the Securities and Exchange Commission relating to the acquisition by a third party of more than 10% of the outstanding Common Stock, the Company's proposing or approving a merger or other business combination, or a change to a majority of the Company's Board of Directors over a two-year period; and (v) Solidus would not exercise rights attributable to the 1,086,266 shares of Common Stock purchased on March 22, 1999, during the Company's rights offering in 1999.

         In 1999, the Company's Board of Directors established a loan program designed to enable eligible employees to purchase shares of the Company's Common Stock. Under the terms of the loan program, all full-time employees as well as part-time employees who had at least five years of employment with the Company were eligible to borrow amounts ranging from a minimum of $10,000 to a maximum of 100% of their annual salary. Borrowings in excess of the maximum were allowed upon approval by the Compensation Committee or the officers of the Company, as applicable. The aggregate amount of loans authorized were $1 million. Purchases of stock under the plan totaled $486,000 during 1999, with the remainder of the authorized amount purchased by February 2000.

         Pursuant to the terms of the loan program, participants received one share of bonus Common Stock and one share of restricted stock for every 20 shares purchased pursuant to the loan program, issued pursuant to the 1994 Plan. The shares of restricted stock vest at a rate of 20% on each of the second through the sixth anniversaries of February 18, 2000.

         The following transactions were completed on February 18, 2000, pursuant to the loan program. Mr. Stout borrowed $424,005 to purchase 128,971 shares of Common Stock. He received 6,449 shares of bonus stock and 6,449 shares of restricted stock. Mr. Lewis also participated in the loan program, borrowing $19,098 to purchase 5,809 shares. He received 290 shares each of bonus stock and restricted stock. Messrs. Farmer and Moore each borrowed a total of $76,397 to purchase 23,238 shares. They each received 1,162 shares of bonus stock and 1,162 shares of restricted stock. Mr. Parkey borrowed $57,300 to purchase 17,429 shares of Company Stock, and he received 871 shares of bonus stock and 871 shares of restricted stock. In addition, Mr. Moore and Mr. Parkey also received additional loans in the amounts of $1,283 and $960, respectively. The market price of the Common Stock was $3.625 per share at the time of the award of the shares of the bonus stock and the shares of restricted stock.

         All loans made under the loan program bear interest at a rate of 3% and are due and payable on December 31, 2006, at which time a balloon payment of the unpaid interest and entire principal amount will become due and payable. In the event a participant receives from the Company bonus compensation, 30% of any such bonus is to be applied to the outstanding principal balance of the loan. Further, a participant's loan may become due and payable upon termination of a participant's employment or failure to make any payment when due, as well as under other circumstances set forth in the loan program documents. The interest rate and payment terms are adjusted to terms comparable to market rates and terms in the event a participant sells or pledges the shares purchased pursuant to the loan program (including shares of bonus stock awarded in connection with the program) without the Company's prior consent.

         Mr. Reed is a member of the law firm of Bass, Berry & Sims PLC. This law firm and Mr. Reed have served as the Company's outside legal counsel since the Company's inception in 1971.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and the American Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to the Company, the Company believes that during the fiscal year ended December 31, 2000, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements, except that Mr. Duncan failed to timely report a purchase of 25,000 shares occurring in April. The delinquent transaction has since been reported to the Commission.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         Ernst & Young LLP, which has been the Company's independent auditors since its organization, has been selected as independent auditors of the Company for the 2001 fiscal year. The Company has been informed that representatives of Ernst & Young LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to shareholders' questions.

         Audit Fees. The aggregate audit fees billed to the Company by Ernst & Young LLP during 2000 for professional services rendered for the audit of the Company's annual financial statements and for the reviews of the financial statements included in the quarterly reports on Form 10-Q totaled $105,000.

         Financial Information Systems Design and Implementation Fees. No fees were billed to the Company by Ernst & Young LLP during 2000 for professional services regarding financial information systems design and implementation.

         All Other Fees. The aggregate fees billed by Ernst & Young LLP for all non-audit services rendered to the Company, but excluding audit fees and financial information systems design and implementation fees, totaled $99,000.


             DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS TO BE
              PRESENTED AT THE 2002 ANNUAL MEETING OF SHAREHOLDERS

         Any proposal intended to be presented for action at the 2002 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 2, 2001, in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 2001 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal that does not meet all the Commission's requirements for inclusion in effect at the time.

         For other shareholder proposals to be timely (but not considered for inclusion in the Company's Proxy Statement), a shareholder's notice must be received by the Secretary of the Company not less than 75 days nor more than 90 days prior to April 2, 2002. For proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (1) it includes in the Proxy Statement advice on the nature of the proposal and how the Company intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

                            METHOD OF COUNTING VOTES

         Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Under the rules and regulations of the primary trading markets applicable to most brokers, the election of directors is a routine matter on which a broker has the discretion to vote if instructions are not received from the client in a timely manner. The amendment to the 1994 Plan, however, is a non-routine matter on which brokers will not have discretion to vote if instructions are not received from the client in a timely manner. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum for the election of directors only. Directors will be elected by a plurality of the votes cast in the election by the holders of the Common Stock represented and entitled to vote at the Annual Meeting. The plan amendment will be approved if the number of shares of Common Stock voted in favor of the amendment exceeds the aggregate of the number of abstentions and shares of Common Stock voted against it. Abstentions and broker non-votes will not be counted as votes for or against any director nominee. Abstentions will have the effect of a vote against the plan amendment. Broker non- votes will not be counted as votes for or against the plan amendment.


                                  MISCELLANEOUS

         A copy of the Company's Annual Report is being mailed to shareholders concurrently with the mailing of this Proxy Statement. It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO R. GREGORY LEWIS, SECRETARY, J. ALEXANDER'S CORPORATION, P.O. BOX 24300, NASHVILLE, TENNESSEE 37202.

Date: April 2, 2001

                                   APPENDIX A

                             AUDIT COMMITTEE CHARTER


Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

         - The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors.

         - The committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet with the independent auditors, with and without management present, to discuss the results of their examinations.

         - The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

         - The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                                   APPENDIX B

                               THIRD AMENDMENT TO
                           J. ALEXANDER'S CORPORATION
                       1994 EMPLOYEE STOCK INCENTIVE PLAN


         The J. Alexander's Corporation 1994 Employee Stock Incentive Plan is hereby amended, to be effective upon approval by the J. Alexander's Corporation shareholders at the 2001 Annual Meeting of Shareholders, to be held May 15, 2001, as follows:

         By adding a new section, Section 17, as follows:

         SECTION 17. Awards to Non-Employee Directors.

                  In order to attract, retain and reward members of the Corporation's Board of Directors that are not officers or employees of the Corporation or any subsidiary or affiliate ("Non-Employee Director") and to strengthen the mutuality of interests between Non-Employee Directors and the Corporation's stockholders, the Board may grant awards to Non-Employee Directors pursuant to the terms of the Plan (except that no Non-Employee Director shall be eligible to receive a grant of an Incentive Stock Option). With respect to such awards, all references in the Plan to the Committee shall be deemed to be references to the Board.

                                   APPENDIX C

                           J. ALEXANDER'S CORPORATION
       EMPLOYEE STOCK OWNERSHIP PLAN PARTICIPANT VOTING INSTRUCTION FORM
    This Voting Instruction Form is tendered to direct SunTrust Bank, Nashville, N.A. (the "Trustee"), as Trustee of the J. Alexander's Corporation Employee Stock Ownership Plan ("ESOP"), as to the manner in which all allocated shares in the ESOP account of the undersigned (the "Voting Shares") shall be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Loews Vanderbilt Plaza Hotel at 2100 West End Avenue, Nashville, Tennessee on Tuesday, May 15, 2001, at 10:00 a.m., local time, and any adjournments or postponements thereof.
    The undersigned hereby directs the Trustee to vote all Voting Shares of the undersigned as shown below on this Voting Instruction Form at the Annual Meeting.
(1) Election of Directors:
    [ ] FOR all of the following nominees (except as indicated to the contrary below):
        T. Duncan, G. Fritts, B. Reed and L. Stout.
    [ ] AGAINST the following nominees (please print name or names)

- --------------------------------------------------------------------------------
WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (please print name or names)

- --------------------------------------------------------------------------------
[ ] AGAINST all nominees  [ ] WITHHOLD AUTHORITY (ABSTAIN) to vote for all nominees
(2) Amendment to the 1994 Stock Incentive Plan:

    [ ] FOR  [ ] AGAINST  [ ] WITHHOLD AUTHORITY (ABSTAIN)
(3) In the Trustee's discretion, the Trustee is entitled to act on any other matter which may properly come before said meeting or any adjournment thereof.
                  (Continued and to be signed on reverse side)

                          (Continued from other side)

    IMPORTANT: PLEASE DATE AND SIGN THIS VOTING INSTRUCTION FORM and return it to the Trustee of the J. Alexander's Corporation Employee Stock Ownership Plan, SunTrust Bank, Nashville, N.A., P.O. Box 305110, Nashville, Tennessee 37230-5110.

    A stamped and addressed envelope is enclosed for your convenience. YOUR VOTING INSTRUCTION FORM MUST BE RECEIVED BY THE TRUSTEE BY MAY 11, 2001.

    Your shares will be voted by the Trustee in accordance with your instructions. If no choice is specified, your shares will be voted FOR the nominees in the election of directors and FOR the amendment to the 1994 Stock Incentive Plan.

                     PLEASE SIGN, DATE AND RETURN PROMPTLY

                                                 -------------------------------

                                                 -------------------------------

                                                 Date:                    , 2001
                                                      --------------------

                                                 Please sign exactly as your
                                                 name appears at left. If
                                                 registered in the names of two
                                                 or more persons, each should
                                                 sign. Executors,
                                                 administrators, trustees,
                                                 guardians, attorneys, and
                                                 corporate officers should show
                                                 their full titles.

- --------------------------------------------------------------------------------

    If your address has changed, please PRINT your new address on this line.

                                   APPENDIX D

                                     PROXY
                           J. ALEXANDER'S CORPORATION

    PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 15, 2001.

    The undersigned hereby appoints Lonnie J. Stout II and R. Gregory Lewis, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of J. Alexander's Corporation to be held at the Loews Vanderbilt Plaza Hotel at 2100 West End Avenue, Nashville, Tennessee on Tuesday, May 15, 2001, at 10:00 a.m., local time, and any adjournments or postponements thereof.

(1) Election of Directors:
    [ ] FOR all of the following nominees (except as indicated to the contrary below):
        T. Duncan, G. Fritts, B. Reed and L. Stout.
    [ ] AGAINST the following nominees (please print name or names)

- --------------------------------------------------------------------------------
WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (please print name or names)

- --------------------------------------------------------------------------------
[ ] AGAINST all nominees        [ ] WITHHOLD AUTHORITY (ABSTAIN) to vote for all
                                    nominees

(2) Amendment to the 1994 Stock Incentive Plan:
    [ ] FOR  [ ] AGAINST  [ ] WITHHOLD AUTHORITY (ABSTAIN)
(3) In their discretion on any other matter which may properly come before said meeting or any adjournment thereof.

        IMPORTANT: Please date and sign this proxy on the reverse side.

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors and FOR the amendment to the 1994 Stock Incentive Plan.

                      PLEASE SIGN HERE AND RETURN PROMPTLY

                                                 -------------------------------

                                                 -------------------------------

                                                 Date:                     ,2001
                                                      ---------------------
                                                 Please sign exactly as your
                                                 name appears at left. If
                                                 registered in the names of two
                                                 or more persons, each should
                                                 sign. Executors,
                                                 administrators, trustees,
                                                 guardians, attorneys, and
                                                 corporate officers should show
                                                 their full titles.

- --------------------------------------------------------------------------------
 If you have changed your address, please PRINT your new address on this line.